Exhibit 10.3

SYNCHRONY FINANCIAL

CHANGE IN CONTROL SEVERANCE PLAN

This document constitutes the Synchrony Financial Change in Control Severance Plan (the “Plan”). The Plan is intended to enable the Company and its Affiliates to secure the continued services and ensure the continued dedication and objectivity of the Executives in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control of the Company, by providing to such Executives certain protections so that such Executives need not be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control. The purpose of the Plan is to provide benefits to a group of employees of the Company and its participating affiliates that constitutes a “select group of management or highly compensated employees” within the meaning of Department of Labor Regulation §2520.104-24.

1. Definitions. As used in the Plan, the following terms shall have the respective meanings set forth below:

(a) “Affiliate” means (1) any entity that, directly or through one or more intermediaries, is controlled by the Company, and (2) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means:

(i) a material breach by the Executive of his or her duties and responsibilities (other than as a result of incapacity due to physical or mental illness) without reasonable belief that such breach is in the best interests of the Company;

(ii) any act that would prohibit the Executive from being employed by the Company and its Affiliates (including, for the avoidance of doubt, Synchrony Bank) pursuant to the Federal Deposit Insurance Act of 1950, as amended, or other applicable law;

(iii) the commission of or conviction in connection with a felony or any act involving fraud, embezzlement, theft, dishonesty or misrepresentation; or

(iv) any gross or willful misconduct, any violation of law or any violation of a policy of the Company or any of its Affiliates by the Executive that results in or could result in loss to the Company or any of its Affiliates, or damage to the business or reputation of the Company or any of its Affiliates, as determined by the Committee.

(d) “Change in Control” means any of the following events, but only if such event constitutes a “change in control event” for purposes of Treasury Regulation Section 1.409A-3(i)(5):

(i) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(d); provided further, that for purposes of clause (2), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Common Stock or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(ii) during any twelve (12) month period, the cessation of individuals who constitute the Board (the “Incumbent Board”) to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company during such twelve (12) month period whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board; or

(iii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate

Transaction (including, without limitation, a corporation which as a result of such transaction owns, directly or indirectly, the Company or all or substantially all of the Company’s assets) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction.

Notwithstanding anything to the contrary in the foregoing, (i) for so long as General Electric Company and its affiliates beneficially own a majority of the Outstanding Common Stock, no Change in Control shall be deemed to have occurred, (ii) any transaction pursuant to which common stock of the Company is transferred from one wholly-owned subsidiary of General Electric Company to another wholly-owned subsidiary of General Electric Company shall not be deemed to be a Change in Control, and (iii) the transactions pursuant to which General Electric Company and its affiliates reduce their ownership of common stock of the Company shall not constitute a Change in Control; provided that in connection with any such transaction no other Person acquires beneficial ownership of common stock of the Company in an amount that would constitute a Change in Control pursuant to subsection (i) of this Section 1(d).

(e) “Chief Executive Officer” means the Chief Executive Officer of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean a committee of the Board of Directors of the Company designated by the Board to administer the Plan and composed of not less than two non-employee directors.

(h) “Company” means Synchrony Financial, a Delaware corporation.

(i) “Effective Date” has the meaning assigned to such term in the Section below entitled “Effective Date”.

(j) “Executive” means the Chief Executive Officer and any Executive Vice President (determined as of the date of any individual’s Separation from Service). No other employee of the Company or any of its Affiliates shall be an “Executive” for purposes of this Plan.

(k) “Executive Vice President” means any Executive Vice President of the Company who reports directly to the Chief Executive Officer (as determined by the Committee).

(l) “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(i) a material adverse change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities;

(ii) a material reduction by the Company in the Executive’s rate of annual base salary or incentive opportunity; or

(iii) a change in the Executive’s primary employment location to a location that is more than forty (40) miles from the primary location of the Executive’s employment.

Within thirty (30) days after the Executive becomes aware of one or more actions or inactions described in this Good Reason definition, the Executive shall deliver written notice to the Company of the action(s) or inaction(s) (the “Good Reason Notice”). The Company shall have thirty (30) days after the Good Reason Notice is delivered to cure the particular action(s) or inaction(s). If the Company so effects a cure, the Good Reason Notice will be deemed rescinded and of no further force and effect.

(m) “Monthly Welfare Coverage Premium” means, with respect to any Executive, the difference between (i) the monthly premium or cost for continuation coverage of medical, dental and vision benefits under the Company’s welfare benefit plans, determined pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (i.e., up to 102% of the total cost (the sum of the employer and employee portions) of such coverage), and based on the coverage options, if any, in which the Executive is enrolled immediately prior to his or her Termination Date, less (ii) the cost for such coverage to such Executive as an active employee immediately prior to his or her Termination Date. For the avoidance of doubt, if the Executive is not enrolled in any such coverage options as of his or her Termination Date, the Monthly Welfare Coverage Premium will be zero (0).

(n) “Nonqualifying Termination” means the termination of an Executive’s employment (i) by the Company for Cause, (ii) by the Executive for any reason other than Good Reason, (iii) as a result of the Executive’s death, (iv) by the Company due to the Executive’s absence from his or her duties with the Company on a full-time basis for at least three-hundred sixty-five (365) consecutive days as a result of the Executive’s incapacity due to physical or mental illness, or (v) in connection with a sale of assets by the Company or one of its affiliates if the Executive is offered comparable employment (as determined by the Committee) by the purchaser of such assets or one of its affiliates; provided, however, that employment shall not be deemed comparable if such purchaser does not agree to honor the terms of the Plan with respect to such Executive for the duration of such Executive’s Termination Period or to provide other severance benefits that, in the aggregate, are at least as favorable as those provided under the Plan.

(o) “Separation from Service” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

(p) “Severance Period” means (i) with respect to the Chief Executive Officer, the period commencing on the Termination Date and ending thirty (30) months after the Termination Date, and (ii) with respect to an Executive Vice President, the period commencing on the Termination Date and ending twenty-four (24) months after the Termination Date.

(q) “Target Bonus” means with respect to the year in which an Executive’s Termination Date occurs, the cash bonus such Executive would be entitled to receive under the Company’s annual cash bonus plan if all performance measures thereunder were satisfied at “target” levels, as determined by the Committee.

(r) “Termination Date” with respect to an Executive means the date during the Termination Period on which the Executive incurs a Separation from Service other than by reason of a Nonqualifying Termination.

(s) “Termination Period” with respect to an Executive means the period commencing upon a Change in Control and ending on the earlier to occur of (i) the date which is thirty months following such Change in Control and (ii) the Executive’s death.

2. Payments and Benefits Upon Separation from Service. If during the Termination Period an Executive incurs a Separation from Service, other than by reason of a Nonqualifying Termination, and the Executive (or the Executive’s executor or other legal representative in the case of the Executive’s death or disability following such termination) executes a general release in a form acceptable to the Company in its sole discretion (the “Release”) within forty-five (45) days (or such shorter period included in the Release) following the Termination Date and does not revoke the Release, the Company shall provide to the Executive, as compensation for services rendered to the Company and its Affiliates, and in consideration of the Release, the severance benefits described in paragraphs (a), (b) and (c) of this Section. The obligations under the Release are in addition to any other non-compete, nondisclosure, non-solicitation, intellectual property or confidentiality agreements the Executive may have executed while employed by the Company or in connection with a termination of employment from the Company. In addition, if the employment of an Executive shall terminate for any reason, then the Executive shall be entitled to the following without regard to whether a Release is executed: (i) a cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 6) equal to the sum of the Executive’s salary earned from the Company and its affiliated companies through the Termination Date, and (ii) the benefits provided under, and in accordance with, the terms of any other employee benefit plan in which the Executive participates, including any long-term incentive programs and related award agreements.

(a) The Company shall pay to the Executive (or the Executive’s beneficiary or estate, as the case may be) a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 6) equal to the sum of (i) and (ii) below:

(i) a prorated bonus for the year in which the Termination Date occurs, determined by multiplying the Executive’s Target Bonus by a fraction, the numerator of which is the number of days prior to the Termination Date in the year in which the Termination Date occurs and the denominator of which is 365 or 366, as applicable, reduced by the amount of any bonus paid or to be paid under any Company bonus plan with respect to the year in which the Termination Date occurs; plus

(ii) an amount determined as follows:

(A) with respect to the Chief Executive Officer, the product of two and one half (2.5) times the sum of (1) the Executive’s annual base salary in effect immediately prior to the Termination Date and (2) the Executive’s Target Bonus; and

(B) with respect to any Executive Vice President, the product of two (2) times the sum of (1) the Executive’s annual base salary in effect immediately prior to the Termination Date and (2) the Executive’s Target Bonus.

The amount described above shall be paid less than seventy-five (75) days after the Termination Date.

(b) The Company shall pay to the Executive a lump sum cash amount equal to the product of (i) the Monthly Welfare Coverage Premium, and (ii) (x) in the case of the Chief Executive Officer, thirty (30), and (y) in the case of any Executive Vice President, twenty-four (24). The amount described above shall be paid less than seventy-five (75) days after the Termination Date.

(c) During the Executive’s Severance Period, the Executive shall be entitled to reasonable executive outplacement services to be provided by a firm selected by the Company. Payments shall be made directly to the outplacement firm upon submission of proper documentation to the Company. If an Executive elects not to use such outplacement services, the Executive will not be entitled to any cash payment in lieu thereof.

3. Section 280G of the Code. Any payment or benefit received or to be received by an Executive (whether payable pursuant to the terms of this Plan or any other plan, arrangements or agreement with the Company or any affiliate thereof) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by such Executive shall exceed the net after-tax benefit that would be received by such Executive if no such reduction was made. For purposes of this Section, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which the Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company (which may be, but will not be required to be, the Company’s independent auditors). The Accounting Firm shall submit its determination and detailed supporting calculations to both the Executive and the Company within thirty (30) days after receipt of a notice from either the Company or the Executive that the Executive may receive payments which may be “parachute payments.” In performing this calculation, it is the intention of the Company that, for purposes of Section 280G of the Code, payments be considered reasonable compensation for personal services rendered by an Executive (or for refraining from performing services) to the maximum extent permitted by law. If the Accounting Firm determines that such reduction is required by this Section, such reduction shall be done (A) first by reducing payments and benefits that do not constitute nonqualified deferred compensation subject to Section 409A of the Code (unless the Company and the Executive agree otherwise, first cash payments shall be reduced; next any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value shall be reduced; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and finally other benefits shall be reduced), and (B) second by reducing on a pro-rata basis the amount of any payments or benefits that do constitute nonqualified deferred compensation subject to Section 409A of the Code (but without changing the time or form in which such payments and benefits are to be provided). The Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section.

4. Plan Administration

(a) The Plan shall be interpreted and administered by the Committee, who shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to make all determinations necessary or advisable for the administration of the Plan. All questions arising in connection with the interpretation of the Plan or its administration shall be submitted to and determined by the Committee in a fair and equitable manner.

(b) The Committee may from time to time delegate any of its duties hereunder to such person or persons as the Committee may designate. The Committee is empowered, on behalf of the Plan, to appoint such agents as it shall deem appropriate for the proper administration of the Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of the Plan, except to the extent permitted by the Committee. All reasonable fees and expenses of such persons shall be borne by the Company.

5. Claims

(a) If any Executive or other person believes he or she is entitled to benefits in an amount greater than those which he or she is receiving or has received, such Executive or other such person or his or her authorized representative may file a claim with the most senior employee of the Company and its Affiliates whose responsibilities and duties are primarily related to compensation matters (the “Claims Administrator”) or such other employee of the Company which from time to time assumes the responsibilities with respect to the Plan which are allocated to the Claims Administrator. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The Claims Administrator shall review the claim and, unless special circumstances require an extension of time shall, within ninety (90) days after receipt of the claim, give written notice by registered or certified mail to the claimant of his or her decision with respect to the claim. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial ninety (90) day period and in no event shall such an extension exceed ninety (90) days. The notice of the decision of the Claims Administrator with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the claim review procedure under the Plan and the time limits applicable to such procedure, including a statement of the claimant’s right to bring a claim under Section 502(a) of ERISA following an adverse benefit determination upon review. The Claims Administrator also shall advise the claimant that such claimant or his or her duly authorized representative may request a review by the Committee of the denial by the Committee by filing with the Committee within sixty (60) days after notice of the denial has been received by the claimant, a written request for such review. The claimant shall be informed, within the same sixty (60) day period, that he or she (i) may be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claims for benefits and (ii) may submit written comments, documents, records and other information relating to the claim for benefits to the Committee. If a request is so filed, review of the denial shall be made by the Committee within, unless special circumstances require an extension of time, sixty (60) days after receipt of such request, and the claimant shall be given written notice of the Committee’s final decision. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial sixty (60) day period and in no event shall such an extension exceed sixty (60) days. The review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The notice of the Committee’s final decision shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based and shall be written in a manner calculated to be understood by the claimant, a statement that the claimant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim and a statement that the claimant has the right to bring a claim under Section 502(a) of ERISA.

(b) No legal action for benefits or eligibility under the Plan or otherwise related to the Plan, including without limitation any lawsuit or any matter subject to the dispute resolution program described in Section 14, may be brought by the Executive if he or she has not timely filed a claim and a review for such benefits or other matter pursuant to Section 5(a) and otherwise exhausted all administrative remedies under the Plan. No legal action, including without limitation any lawsuit or any matter subject to the dispute resolution program described in Section 14, may be brought in connection with any matter related to the Plan more than one (1) year after the date the Committee provides written notice of its final decision on the underlying claim.

6. Withholding Taxes. All payments due under the Plan shall be subject to required tax or other withholding or garnishment obligations, if any. The Company shall be authorized to withhold cash from any payment due to satisfy statutory withholding obligations for the payment of such taxes. The Executive shall pay to or reimburse the Company for any federal, state, local or foreign taxes required to be withheld and paid over by it, at such time and upon such terms and conditions as the Company may prescribe before the Company shall be required to make any additional payments to the Executive.

7. Amendment and Termination. The Company shall have the right, in its sole discretion, pursuant to action by the Board, to approve the amendment or termination of the Plan, which amendment or termination shall not become effective until the date fixed by the Board for such amendment or termination, which date, in the case of an amendment which would be adverse to the interests of any Executive or in the case of termination, shall be at least one-hundred twenty (120) days after notice thereof is given by the Company to the Executives in accordance with Section 17 hereof; provided, however, that no such action shall be taken by the Board during any period when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that with respect to an Executive, on and after a Change in Control, in no event shall the Plan be amended in a manner adverse to the interests of such Executive or terminated prior to the end of such Executive’s Termination Period, in each case, except with respect to an Executive who consents in writing otherwise. Notwithstanding the foregoing, the Company shall have the discretion and authority to amend the Plan at any time in accordance with Section 21 of the Plan.

8. Entire Agreement. Subject to Section 9(a) hereof, any amount paid pursuant to the Plan shall be paid in lieu of any other amount of severance relating to salary or bonus continuation, any other continuation of welfare benefits coverage (other than coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985) or any other outplacement services to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company. Subject to the foregoing, the rights of, and benefits payable to, an Executive pursuant to the Plan are in addition to any rights of, or benefits payable to, an Executive under any other employee benefit plan or compensation program of the Company. All rights of an Executive under any such plan or program shall be determined in accordance with the provisions of such plan or program.

9. Offset, Overpayment and Mitigation.

(a) If the Company is obligated by law or contract to pay severance pay, notice pay or other similar benefits, or if the Company is obligated by law or by contract to provide advance notice of separation (“Notice Period”), then any payments hereunder shall be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

(b) The Company may recover any overpayment of benefits hereunder made to an Executive or an Executive’s estate under this Plan or, to the extent permitted by applicable law, offset any other overpayment made to the Executive against any benefits hereunder or other amount the Company owes the Executive or the Executive’s estate.

(c) In no event shall an Executive be obligated to seek other employment or to take other action by way of mitigation of the amounts payable and the benefits provided to such Executive under any of the provisions of the Plan, and such amounts and benefits shall not be reduced whether or not such Executive obtains other employment.

10. Unfunded Plan. The Plan shall not be funded. No Executive entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company, but an Executive shall have only the rights of a general creditor of the Company to receive benefits on the terms and subject to the conditions provided in the Plan.

11. Payments to Minors, Incompetents and Beneficiaries. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto. If an Executive shall die while any amounts would be payable to the Executive under the Plan had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the estate of the Executive.

12. Nonassignability. None of the payments, benefits or rights of any Executive shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Executive. Except as otherwise provided herein or by law, no right or interest of any Executive under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under the Plan shall be subject to any obligation or liability of such Executive.

13. No Guaranty of Employment. Nothing contained in the Plan shall be construed as a contract of employment between any the Company or other entity and any individual or as conferring a right on any individual to be continued in the employment of the Company or other entity.

14. Dispute Resolution. Except as otherwise provided in the Release, any dispute, controversy or claim between the Company and the Executive, whether arising out of or relating to the Plan, the breach of the provisions of the Plan, or otherwise, shall be settled in accordance with the terms of any then effective Company alternative dispute resolution program, to the extent such dispute, controversy or claim is covered by such program.

15. Successors; Binding Agreement. The Plan shall inure to the benefit of and be binding upon the beneficiaries, heirs, executors, administrators, successors and assigns of the parties, including each Executive, present and future, and any successor to the Company or an Affiliate. The Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of the Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section, it will cause any surviving or resulting corporation or transferee unconditionally to assume all of the obligations of the Company hereunder.

16. Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

17. Notices. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

18. Effective Date. The Plan shall be effective as of the date General Electric Company reduces its ownership in Company common stock to a level below 50% (such date, the “Effective Date”) and shall remain in effect unless and until terminated by the Board pursuant to Section 7 hereof.

19. Employment with Affiliates. For purposes of the Plan, employment with the Company shall include employment with any Affiliate.

20. Governing Law and Venue; Validity. The Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to principles of conflicts of laws) to the extent not preempted by Federal law, which shall otherwise control. To the extent any claim or other legal action involving or related to the Plan may be brought in any court notwithstanding Section 14 of the Plan, such legal action must be brought in the United States District Court for the Northern District of New York and no other federal or state court. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

21. Compliance With Section 409A of Code. All payments pursuant to the Plan are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4), and the Plan shall be interpreted and construed consistently with such intent. To the extent the

Plan is subject to Section 409A of the Code, it is intended to comply with Section 409A of the Code and the Plan shall be interpreted and construed consistently with such intent. Any payment that is deferred compensation subject to Section 409A of the Code which is conditioned upon the Executive’s execution of the Release and which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year. In the event the Plan would subject the Executive, or his or her beneficiary, to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Committee may amend the Plan to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any payments under the Plan and the Executive shall remain liable for all 409A Penalties as required by applicable law. Notwithstanding any other provision in this Plan, if any payment to an Executive is deferred compensation subject to Section 409A of the Code, such payment shall be delayed until the first payroll date following the six-month anniversary of the Termination Date or, if the Executive dies following his or her Separation from Service and before such six-month anniversary, within ninety (90) days following the date of his or her death.